EXHIBIT 10.22

                                LICENSE AGREEMENT

     This AGREEMENT made May 23, 1996 by and between REMINGTON CORPORATION, L.L.C., a Delaware limited liability company, with a principal place of business at 60 Main Street, Bridgeport, Connecticut 06602 (hereinafter referred to as "LICENSOR") and VKK EQUITIES CORPORATION (formerly Remington Equities Corporation), a Delaware Corporation with a principal place of business at 350 Park Avenue, New York, New York (hereinafter referred to as "LICENSEE.")


                              W I T N E S S E T H:

     WHEREAS, Remington Licensing Corporation ("RLC") is the registered proprietor of certain trademarks with respect to certain goods including clothing, apparel and clothing accessories in the United States, and LICENSOR is the assignee of certain trademarks with respect to certain goods including clothing, apparel and clothing accessories elsewhere in the world.

     WHEREAS, the LICENSOR is licensed to use, and has the right to sub-license use of, those trademarks registered in the name of RLC and those trademarks assigned to it on certain goods, including certain clothing, apparel and clothing accessories pursuant to the terms of a Trademark Settlement Agreement between Remington Products Inc., and Remington Arms Company dated December 5, 1986 (the "RAC Agreement"), Remington Product Inc.'s interest in which has been assigned to LICENSOR.

     WHEREAS, LICENSEE was party to a license agreement dated June 1, 1984 with Remington Products Company (the "RPC License") and Remington Products Company has assigned certain trademarks, including the trademark the subject of the RPC license to LICENSOR; and LICENSEE desires to obtain the right to use a certain trademark now assigned to LICENSOR in connection with the manufacture, marketing and distribution of LICENSEE'S products; and

     WHEREAS, LICENSOR is willing to grant such rights to LICENSEE upon the terms and conditions set forth below, which the parties agree shall replace and supersede the RPC License.

     NOW, THEREFORE, for and in consideration of the premises and of the mutual promises and conditions herein contained, the parties do hereby agree as follows:

I. DEFINITIONS

     A. "Licensed Trademark" shall mean the "Remington" trademark.

     B. "Products" shall mean apparel and clothing accessories.


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     C. "Licensed Products" shall mean all Products of LICENSEE which have the
Licensed Trademark affixed or attached thereto in any manner or which are advertised, promoted or sold in connection with the Licensed Trademark, to the extent of LICENSOR'S right to use the Licensed Trademark under the RAC Agreement.

     D. "Territory" shall mean worldwide.

     E. "Contract Year" shall mean a period of twelve (12) successive months commencing upon execution of this Agreement.

     F. "Net Sales" means the aggregate gross invoice price of Licensed Products sold under the Licensed Trademark less ordinary trade and cash discounts allowed and actually taken, less refunds and credits actually made to customers for returned Licensed Products sold under the Licensed Trademark, the expense of prepaid freight where necessary and actually paid and less all commissions paid. No deductions shall be made for other discounts, uncollected or uncollectible accounts. If a sale is made otherwise than at arm's length, except for sales to LICENSEE'S employees for their personal use and samples, the net sales for such sales shall be based on the price for corresponding arm's length sales.

II. GRANT OF LICENSE

     A. Subject to all the terms and conditions of this Agreement LICENSOR hereby grants to LICENSEE the non-exclusive right and license (with the right, subject to Sections II-B and II-C, to sub-license others) to use the Licensed Trademark within the Territory during the term hereof solely upon and in connection with the advertisement, promotion, distribution and sale of Licensed Products.

     B. LICENSEE shall have the right to further sub-license any of the rights or license herein granted provided that:

          (1) any sub-license shall be expressly subject to all of the terms and conditions of this Agreement;

          (2) in LICENSOR's reasonable business judgment, the proposed sub-licensee has sufficient resources, financial and otherwise, and experience in the industry with a reputation for quality products (it being specifically agreed that the sub-license to Remington Apparel Company, Inc., is approved); and

          (3) the sub-licensee shall have no right to assign, transfer or further sublicense the Licensed Trademark.

     C. In the event LICENSOR disapproves a proposed sub-licensee pursuant to
Section II-B and LICENSEE disputes that decision, LICENSEE shall have the right to have the dispute settled by binding arbitration in New York, NY, in accordance with the rules of the American Arbitration Association.


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III. LICENSEE'S OBLIGATIONS

     The LICENSEE shall distribute, sell, advertise and market the Licensed Products in accordance with the best customs and practices of the industry and shall in good faith exploit the Licensed Products commercially. The LICENSEE shall make no sales of merchandise under the Licensed Trademark not adapted from models or designs approved by the LICENSOR as hereinafter set forth, and distributed, sold or marketed pursuant to this Agreement. No sales of Licensed Products shall be made by the LICENSEE to customers to whom the LICENSOR shall make reasonable objection.

     The provisions contained in this paragraph are of the essence of this Agreement, and the LICENSEE recognizes that it is of great importance to the LICENSOR that, in the sale of the various lines of Remington products in the Territory, the high standard and reputation of all Remington lines shall be maintained. Notwithstanding the foregoing, the LICENSEE may dispose of end-of-season closeouts not otherwise saleable for less than the price of standard merchandise, provided that such sales are made to the regular customers of the LICENSEE as closeout sales, or to other non-objectionable customers under such circumstances as will not prejudice the prestige of the line or the Licensed Trademark. The LICENSEE shall report all of such sales as a separate category within the quarterly accountings and shall pay royalty thereon at the rates provided in this Agreement.

IV. APPROVAL OF LICENSED PRODUCTS

     A. LICENSEE agrees that the quality, style, appearance, material and workmanship of all Licensed Products and the packaging therefor shall be subject to LICENSOR'S approval, which approval shall not be unreasonably withheld. LICENSEE shall not distribute or sell any Licensed Product which has not been approved by LICENSOR or which is, at any time, disapproved by LICENSOR in accordance with the provisions hereinbelow. LICENSEE shall submit to LICENSOR, for its examination and approval, examples of a Licensed Product together with its related materials and LICENSOR shall not unreasonably withhold or delay its approval. At the request of LICENSOR, LICENSEE shall from time to time submit production samples of Licensed Products in order that LICENSOR may assure itself of the maintenance of quality standards hereunder. Approval by LICENSOR of any sample product shall not be construed to mean that LICENSOR has determined that such sample complies with applicable laws or regulations, such determination being the responsibility of LICENSEE. LICENSEE agrees that Licensed Products which are sold or distributed hereunder shall not differ from the corresponding samples approved by LICENSOR.

     B. Notwithstanding prior approval of any sample product by LICENSOR, and notwithstanding conformity of the Licensed Product to the sample product previously approved by LICENSOR, LICENSOR shall have the right to withdraw its approval of such Licensed Products if, at any time during the term hereof, any design or manufacturing defect should arise in Licensed Products which LICENSOR, in its reasonable judgment, considers reflects unfavorably upon LICENSOR.


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V. APPROVAL OF THE APPEARANCE AND USE OF THE LICENSED TRADEMARK

     A. LICENSEE agrees that LICENSOR shall have the right to approve or disapprove the contents, appearance and presentation of any and all materials used to promote, sell, or distribute the Licensed Products, which incorporate the Licensed Trademark or which make reference in any way to the Licensed Trademark, including but not limited to order forms, stationery, advertisements, displays, and other promotional and business materials, provided that LICENSOR shall not unreasonably withhold its approval to such materials. LICENSEE agrees that it will not produce, publish or in any manner distribute any such materials which have not been approved by LICENSOR or which are, at any time, disapproved by LICENSOR in accordance with the provisions hereinbelow. If, during the term hereof, any unfavorable publicity or claim should arise or be made in relation to any particular item of material, LICENSOR shall have the right to withdraw its approval of such item of material, and thereafter LICENSEE shall promptly discontinue the use or publication of that disapproved item of material.

     B. LICENSEE agrees to protect, indemnify and save harmless LICENSOR, its parent, subsidiaries and affiliates and all officers, directors, agents, employees and representatives thereof, and any of them, from and against any and all expenses, damages, claims, suits, actions, judgments and costs whatsoever, including reasonable attorneys fees, arising out of, or in any way connected with, any claim or action relating to the contents of LICENSEE's materials relating to the Licensed Products, whether or not approved by LICENSOR hereunder.

VI. TERM OF AGREEMENT

     This Agreement shall commence on the date hereof and shall continue until December 31, 1997 after which the Agreement shall be automatically renewed for successive periods of two years each thereafter unless LICENSEE terminates this Agreement by sending written notice of its intention to do so at least thirty
(30) days prior to the expiration of the initial term or applicable renewal period. This provision shall not affect the right of either party as set forth under Section XIII hereof.

VII. ROYALTIES

     During the term of the Agreement LICENSEE shall pay LICENSOR a minimum annual royalty of the greater of (a) Two Thousand Dollars ($2,000); and (b) amounts equal to the sum of (i) five percent (5%) of Net Sales by the LICENSEE of all Licensed Products sold under this Agreement and (ii) fifty percent (50%) of gross revenue received by LICENSEE under any sub-license granted under this agreement.

     Royalties shall be paid annually within thirty (30) days after the end of each Contract Year. All payments shall be made in United States currency unless otherwise requested by the LICENSOR.


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

     The royalties above provided shall be paid over to the LICENSOR net and without deduction for withholding tax, if any be applicable thereto. If withholding tax shall be required to be paid at source, the LICENSEE shall pay the same to the appropriate tax office over and in addition to the royalties above provided so that the LICENSOR shall in all events receive royalties at the net rate (or the minimum) above provided.

VIII. PAYMENTS

     All payments to be made to LICENSOR pursuant to this Agreement shall be made by wire transfer to the order of Remington Products, Inc. Past due payments shall bear interest at the lesser of: (1) one percent (1%) per month; and (2) the maximum interest rate permissible under law.

IX. BOOKS AND RECORDS

     LICENSEE agrees that it will keep accurate and complete records and books of account, both in accordance with generally accepted accounting principals, showing all Licensed Products shipped by it and the price thereof. LICENSOR, or LICENSOR's representatives, shall have the right, during LICENSEE's business hours, to inspect and make copies of the books and records of LICENSEE insofar as they shall relate to the computation of royalties to be paid to LICENSOR hereunder and sales of Licensed Products pursuant to this Agreement. All such records and books of account shall be kept available by LICENSEE at LICENSEE's place of business for no less than three (3) years after the end of each Contract Year, or in the event of a dispute between the parties hereto involving in any way such books of account and records, until that dispute is resolved, whichever is later. In the event that any such inspections show an underreporting and underpayment in excess of one-percent (1%) for any Contract Year, then LICENSEE shall pay the cost of such examination.

X. TRADEMARKS AND COPYRIGHTS

     A. LICENSEE agrees that it will not, during the term of this Agreement or thereafter, file any application for trademark registration or otherwise obtain or attempt to obtain ownership of any name, design, logo, or trademark or trade name within the Territory or in any other country of the world which includes or is confusingly similar to the Licensed Trademark, or which is intended to make reference to the Licensed Trademark.

     B. LICENSEE agrees that it will not, directly or indirectly, challenge or contest LICENSOR's ownership of and rights in the Licensed Trademark, whether for the Licensed Products or otherwise, or the validity of this Agreement.

     C. All use of the Licensed Trademark by LICENSEE shall inure to the benefit of LICENSOR, and LICENSEE shall acquire no rights therein adverse to LICENSOR. LICENSEE shall, at any time when requested by LICENSOR to do so, whether during the term of this Agreement or thereafter, at LICENSOR's expense, execute such documents or applications as requested by LICENSOR in order to confirm LICENSOR's ownership of


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

all such rights or to maintain the validity of the Licensed Trademark or obtain or maintain registrations thereof for the class or classes applicable to the Licensed Products herein.

     D. Any copyright which may arise in any materials created by or for LICENSEE, which includes the Licensed Trademark, shall be the property of LICENSOR. However, LICENSEE shall have the right, to the extent necessary in exercising its rights as a LICENSEE hereunder, to use such material during the term of this Agreement in the Territory.

     E. LICENSEE, at LICENSOR's expense, will fully cooperate with LICENSOR or its designee or representative in the prosecution of any trademark or copyright application that LICENSOR may determine to file, in connection with implementing the objectives of this Agreement.

XI. INFRINGEMENT

     A. LICENSEE shall promptly give LICENSOR written notice of any and all infringements or possible infringements of the Licensed Trademark on articles similar to the Licensed Products if and when such become known to LICENSEE, and LICENSEE shall provide LICENSOR with any available evidence of such infringements or possible infringements. LICENSOR may, in its absolute discretion and sharing the expense equally with LICENSEE, commence, prosecute or settle any infringement action or proceeding or assert any claim of infringement of the Licensed Trademark. If any infringement action, proceeding or claim is brought by LICENSOR, LICENSEE, at its expense, shall make available to LICENSOR any relevant books, records, papers, information, designs, samples, specimens, and the like and shall cause any of LICENSEE's employees to be deposed or to testify, whenever requested to do so by LICENSOR. Any damage award or recovery resulting from an infringement action or proceeding shall be divided equally between LICENSOR and LICENSEE.

     B. In the event LICENSOR decides not to take any action against an infringer pursuant to Section XI-A, LICENSEE shall have the right to institute suit, but if such suit is instituted by LICENSEE, LICENSEE shall keep LICENSOR advised in advance of its intentions in such action, will consult with LICENSOR with respect thereto, and will not settle such action without LICENSOR's approval, which approval shall not be unreasonably withheld or delayed. LICENSEE shall retain any and all of any monetary recovery from such action provided that such recovery shall be deemed Net Sales for purposes of Section VII and LICENSEE shall pay to LICENSOR the applicable Royalties on such amount.

     C. LICENSOR shall not be obligated to defend or save harmless LICENSEE against any suit, action, proceedings damages, expense claim, liability or demand (herein collectively referred to as "action") based on actual or alleged infringement of any patent, copyright, trademark or any unfair trade practice resulting from the exercise or use of any right or license granted by this Agreement. Nevertheless, LICENSEE shall promptly notify, in writing, LICENSOR of any such action. LICENSOR shall have the right, in its absolute


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discretion and sharing the expense equally with LICENSEE, to defend any such action through attorneys of its own selection. LICENSEE, at its expense, shall make available to LICENSOR all relevant books, records, papers, information, designs, samples, specimens and the like, and shall cause any of its employees to be deposed and to testify, whenever requested to do so by LICENSOR, and shall cooperate in the defense as requested by LICENSOR. If any such action shall be instituted against LICENSEE and LICENSOR jointly, each party shall be entitled to be represented at said action by its own counsel at its own expense; provided, however, that the defense strategy, including, but not limited to, the propriety and terms of a settlement, shall be within the absolute discretion of LICENSOR.

     D. In the event either party takes legal action against the other to obtain, protect, or enforce any of its rights under this Agreement either before or after termination hereof, the losing party shall pay all of the winning party's reasonable out-of-pocket expenses in connection with such legal action including, but not limited to Attorney's fees.

XII. INDEMNITY

     A. LICENSEE agrees to protect, indemnify and save harmless LICENSOR, its parent, subsidiaries and affiliates and all officers, directors, agents, employees and representatives thereof, and any .of them, from and against any and all expenses, damages, claims, suits, actions, judgments and costs whatsoever, including reasonable attorneys fees, arising out of, or in any way connected with, any claim or action for the violation by LICENSEE of any statutory or regulatory obligation, any claim or action for personal injury, death or other cause of action involving alleged defects in Licensed Products, and, without limiting Section V-B, any other claim or action arising out of LICENSEE's activities pursuant to this Agreement (including without limitation use of the Licensed Trademark, manufacture, distribution or sale of the Licensed Articles or any advertising, promotional or other material including the Licensed Trademark) or other conduct of its business, provided that LICENSEE shall be given prompt notice by LICENSOR of any such action or claim.

     B. LICENSEE agrees to purchase and continue in force during the term of this Agreement and then, for a period of twenty-four (24) months following the termination of the term of this Agreement, Comprehensive General Liability insurance including Product Liability insurance with limits of no less than:

     $1,000,000. Combined Single Limit of bodily injury and property damage for each occurrence and annual aggregate

     LICENSOR is to be "Additional Insured" on the policy or policies as afforded by a "Broad Form Vendors Endorsement." LICENSEE agrees to send LICENSOR a certificate of insurance with the endorsement attached within ten (10) days of the signing of this Agreement. Such insurance shall be with a company acceptable to LICENSOR and shall provide for at least ten
     (10) days prior written notice to


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     LICENSOR of any cancellation, modification, surrender or any other action that would affect LICENSOR's benefits thereunder.

XIII. DEFAULT

     A. Either party may terminate this Agreement on thirty (30) days written notice to the other in the event of any breach or failure to comply with any of the obligations undertaken hereunder (other than the obligation to pay money) if the defaulting party has not cured such breach or complied with such obligations within such thirty (30) day period; provided, however, if such default cannot reasonably be remedied within thirty (30) days, then the defaulting party shall have so much time as is reasonably necessary to effect such remedy providing the defaulting party proceeds in good faith and with diligence and continuity to remedy the default. If the violation or failure consists of a failure to pay money, the cure period shall be seven (7) days instead of thirty (30) days. Termination of this Agreement under the provisions of this paragraph shall be without prejudice to any other rights which LICENSOR may have against LICENSEE . Notwithstanding the foregoing, the right to remedy a default shall not apply to a violation of the prior authorization and reporting requirements of Section IV, V or IX, which shall be deemed a noncurable default.

     B. Failure to terminate this Agreement pursuant to this Section XII shall not affect or constitute a waiver of any remedies the non-defaulting party would have been entitled to demand in the absence of this section, whether by way of damages, termination or otherwise. Termination of this Agreement shall be without prejudice to the rights and liabilities of either party to the other in respect of any matter arising under this Agreement.

XIV. TERMINATION

     A. From and after the termination of the this Agreement all of the rights of LICENSEE to the use of the Licensed Trademark shall, except as provided in
Section XIV-B, cease absolutely, and LICENSEE shall not thereafter advertise, promote, distribute or sell any item whatsoever in connection with the Licensed Trademark or in connection with the use of any name, figure, design, logo, trademark or trade name similar to or suggestive of the Licensed Trademark.

     B. Any Licensed Products that were manufactured by or for LICENSEE prior to the termination of this Agreement may be sold by LICENSEE during the one hundred eighty (180) day period next following the date of termination, provided:

          (1) LICENSEE is not in default of any of its obligations hereunder on the date of termination,

          (2) Within ten (10) days after the date of termination, LICENSEE shall furnish to LICENSOR a written statement of the number and description of Licensed Products actually in stock on the date of termination,


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          (3) The quantity of Licensed Products in stock on the date of termination is not in excess of a reasonable inventory based upon LICENSEE's selling experience and requirements of Licensed Products during the applicable Contract Year,

          (4) LICENSEE shall continue to pay to LICENSOR with respect to such sales a royalty at the rate specified herein, and

          (5) Royalties payable pursuant to this section shall be paid within thirty (30) days following the end of each calendar month with respect to shipments made during such month.

     C. Notwithstanding any of the foregoing provisions of this Section XIV, upon expiration or termination of this Agreement, LICENSOR shall have the prior right and option, upon notice of at least fifteen (15) business days prior to the expiration or termination (except that if termination is made automatically under the provisions of Section XVII such notice may be given within thirty (30) days after such termination), to purchase all, but not less than all, of the Licensed Products then owned by LICENSEE on reasonable commercial terms (net 30 days) and at LICENSEE's manufactured cost of the items in question. No royalty shall be computed or payable on such sale.

XV. NOTICE

     All written notices required or provided for in this Agreement shall be in writing and shall be given by Registered Mail, prepaid and properly addressed to the last known address of the party to be served herewith, by facsimile, or by telex and shall be deemed to have been given on the date upon which said notice was received.

            Company Secretary
            Remington Corporation, L.L.C.
            60 Main Street
            Bridgeport, CT 06604

     Any notice sent to LICENSEE shall be addressed as follows:

            President
            VKK Equities Corporation
            Penthouse
            350 Park Avenue
            New York, NY

XVI. WAIVER

     The failure of either party at any time or times to demand strict performance by the other of any of the terms, covenants or conditions set forth herein shall not be construed


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as a continuing waiver or relinquishment thereof and each may at any time demand strict and complete performance by the other of said terms, covenants and conditions.

XVII. BANKRUPTCY

     This Agreement will terminate automatically, without notice or action by LICENSOR and without opportunity to cure for LICENSEE, immediately upon the occurrence of either of the following events:

          (a) LICENSEE or any Affiliate commences a voluntary case or other proceeding seeking liquidation, rehabilitation, reorganization, conservatorship or other relief for itself or its assets under any bankruptcy, insolvency or other similar law, or seeking the appointment of a trustee, receiver or other similar official for itself or any substantial part of its property, or consents to any such relief in an involuntary case or proceeding commenced against it, or makes a general assignment for the benefit of creditors, or takes any corporate action to authorize any of the foregoing; or

          (b) An involuntary case or other proceeding is commenced against LICENSEE or any Affiliate seeking liquidation, rehabilitation, reorganization, conservatorship or other relief with respect to it or to its assets under any bankruptcy, insolvency or other similar law, or seeking the appointment of a trustee, receiver or other similar official with respect to it or to any substantial part of its property, and such case or proceeding is not stayed, withdrawn or dismissed within forty-five
     (45) days from the date on which it was commenced.

          (c) In this Section XVII, "Affiliate" means any person, which directly or indirectly controls, or is under common control with, or is controlled by, LICENSEE. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of the subject person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

XVIII. ASSIGNMENT

     A. This Agreement shall bind and inure to the benefit of LICENSOR, and the successors and assigns of LICENSOR. Except as provided in Section XVIII-B, the rights granted LICENSEE hereunder shall be exclusive to it and shall not, without the prior written consent of LICENSOR, be transferred or assigned to any other entity. For purposes of this Section XVIII, a merger or consolidation of LICENSEE with any other entity, shall be deemed an assignment of this Agreement and LICENSOR shall have the right to terminate the Contract Period by so notifying LICENSEE in writing on or before thirty (30) days after LICENSOR has received notice of such merger or consolidation.


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

     B. LICENSEE shall have the right to assign this Agreement in connection with the sale or transfer of substantially all of the assets and liabilities of LICENSEE provided that each of the following conditions is satisfied for any such assignment:

     (1) LICENSEE is not in material default of any of the terms or conditions of this Agreement;

     (2) (i) the net worth of the assignee is at least equal to (x) LICENSEE's net worth as of January 1, 1996, or (y) LICENSEE's net worth on the date of the request for consent, whichever is larger, or (ii) LICENSEE guarantees the performance and obligations of the assignee and LICENSEE provides reasonable assurance to LICENSOR that it will maintain its corporate existence and not distribute out or transfer to a third party a material part of its assets;

     (3) in LICENSOR's reasonable business judgment, the assignee has sufficient resources, financial and otherwise, to operate a successful business of the type and quality operated by LICENSEE;

     (4) the assignee shall expressly assume in writing the obligations of LICENSEE under this Agreement, except where the assignment is by merger or consolidation; and

     (5) LICENSEE shall give LICENSOR written notice of at least ten (10) days prior to any attempted assignment and provide a true and correct copy of any and each written document pursuant to or by which the assignment is to be effected or evidenced.

     C. In recognition by the parties that this Agreement was reached in connection with a series of other transactions and may therefore provide LICENSEE with certain benefits on terms generally more favorable to LICENSEE than might have resulted from a single arms length transaction, any assignment other than pursuant to Section XVIII-B by LICENSEE of its rights under this Agreement shall be made only with the prior written consent of LICENSOR which consent may be withheld for any reason, and on terms and subject to conditions to be determined by LICENSOR in its sole discretion.

XIX. SIGNIFICANCE OF HEADINGS

     Section headings contained herein are solely for the purpose of aiding in speedy location of subject matter and are not in any sense to be given weight in the construction of this agreement. Accordingly, in case of any Question with respect to the construction of this agreement, it is to be construed as though such section headings had been omitted.


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

XX. ENTIRE AGREEMENT

     This writing constitutes the entire agreement between the parties hereto and may not be changed or modified except by a writing signed by the party or parties to be charged thereby.

XXI. GOVERNING LAW

     This Agreement shall be governed by and construed according to the laws of the State of Connecticut.

XXII. JOINT VENTURE

     This Agreement does not constitute and shall not be construed as constituting a partnership or joint venture between LICENSOR and LICENSEE. Neither party shall have any right to obligate or bind the other party in any manner whatsoever, and nothing herein contained shall give, or is intended to give, any rights of any kind to any third person.

XXIII. EXECUTION AND DELIVERY REQUIRED

     This instrument shall not be considered to be an agreement or contract nor shall it create any obligation whatsoever on the part of LICENSOR and LICENSEE, or either of them, unless and until it has been signed by a representative of LICENSOR and by a representative of LICENSEE and delivery has been made of a fully signed original to each party.


     IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed as of the date set forth in the Schedule.



REMINGTON CORPORATION, L.L.C.           VKK EQUITIES CORPORATION



By:    /s/ F. Peter Cuneo               By:   /s/ Victor K. Kiam, II
       ------------------------               ----------------------------
       Name: F. Peter Cuneo                   Name:  Victor K. Kiam, II
       Title:    President                    Title: President





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